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                                                                  EXHIBIT 2.2

                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT




         This Amendment to Stock Purchase Agreement is dated this 8th day of November, 1996 by and among Digital Generation Systems, Inc. ("DG Systems"), PDR Productions, Inc. ("PDR"), Pat DeRosa (the "Stockholder").

                                   WITNESSETH

         WHEREAS, on October 15, 1996, DG Systems, PDR and the Stockholder entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") whereby DG Systems agreed to purchase from the Stockholder 100% of the issued and outstanding shares of PDR; and

         WHEREAS, DG Systems' due diligence review also reveals that (despite representations in the Stock Purchase Agreement that there was no litigation pending) there is currently pending copyright infringement litigation instituted by Kenneth Youngblood, et. al. against PDR in the United States District Court, Southern District of New York (the "Copyright Infringement Litigation"); and

         WHEREAS, as a prerequisite to completing the transaction under the Stock Purchase Agreement, DG Systems is requiring that this amendment be executed and delivered whereby DG Systems is fully indemnified against liability resulting from or relating to the Copyright Infringement Litigation; and


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         WHEREAS, the parties have agreed to execute this amendment to induce
DG Systems to complete the transaction pursuant to the Stock Purchase
Agreement.

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

         1. The Indemnification Obligations of PDR, Stockholder as set forth in Article XII of the Stock Purchase Agreement shall apply to all Claims (as defined in Section 12.1 of the Stock Purchase Agreement) relating to the Copyright Infringement Litigation.

         2. The Threshold, Indemnity Limit and Expiration Period (as such as term are defined in Section 12.3 (a) (b) and (c) of the Stock Purchase Agreement), shall not apply to any Claims relating to the Copyright Infringement Litigation it being the intent that DG Systems shall be fully, completely and forever indemnified as to any of the foregoing.

         3. Except as set forth herein, all of the terms of the Stock Purchase Agreement shall remain in full force and effect.





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         In Witness Whereof, the undersigned have executed this agreement as of the date first written above.

WITNESS OR ATTEST:                       DIGITAL GENERATION SYSTEMS, INC.



                                         BY:  /s/ HENRY W. DONALDSON
-----------------------------                 --------------------------------
                                              Name:  Henry W. Donaldson
                                              Title: Chief Executive Officer


                                         PDR PRODUCTIONS, INC.



                                         BY:  /s/ PAT DEROSA
-----------------------------                 --------------------------------
                                              Name:  Pat DeRosa
                                              Title: President


                                         /s/ PAT DEROSA
-----------------------------            -------------------------------------
                                         Pat DeRosa


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